OFFICIAL

CORPORATE RECORDS

OF

SIGMABROADBAND CO.

SPIEGEL & UTRERA, P.A.
LAWYERS
34 PEACHTREE STREET NW SUITE 1925 • ATLANTA, GA 30303
TELEPHONE: (404) 329-1200 • FAX: (404) 329-4800

Control No. 12083292

STATE OF GEORGIA

Secretary of State

Corporations Division
313 West Tower
2 Martin Luther King, Jr. Drive
Atlanta, Georgia 30334-1530

CERTIFICATE OF INCORPORATION

I, **Brian P. Kemp**, the Secretary of State and the Corporations Commissioner of the State of Georgia, hereby certify under the seal of my office that

SIGMABROADBAND CO.
a Domestic Profit Corporation

has been duly incorporated under the laws of the State of Georgia on **10/19/2012** by the filing of articles of incorporation in the Office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on October 19, 2012

Brian P. Kemp
Secretary of State

Control No: 12083292
Date Filed: 10/19/2012 12:18 PM
Brian P. Kemp
Secretary of State

Articles Of Incorporation
For Georgia Profit Corporation

The name of the corporation is:
SigmaBroadband Co.

Principal mailing address of the corporation is:
2778 Cumberland Blvd, Ste 284
Smyrna, GA 30080

The Registered Agent is:
SPIEGEL & UTRERA, PA (INC.)
34 PEACHTREE STREET NW, SUITE 1925
Atlanta, GA 30303
County: Fulton

The name and address of incorporator(s) are:
Elise Sanchez
34 Peachtree Street NW , Suite
1925
Atlanta, GA 30303

The corporation is authorized to issue:
10,000 Shares

The optional provisions are:
ARTICLE 6.1 PURPOSE OF CORPORATION
The Corporation shall engage in any activity or business permitted under the laws of the United States and of the State of Georgia.

ARTICLE 6.2 - OFFICERS
The officers of the Corporation shall be:

President:	Jeffery Brown
Secretary:	Jeffery Brown
Treasurer:	Jeffery Brown

whose mailing addresses shall be the same as the principal office of the Corporation.

ARTICLE 6.3 - DIRECTOR(S)
The Director(s) of the Corporation shall be:

Jeffery Brown

whose mailing addresses shall be the same as the principal office of the Corporation.

ARTICLE 6.4 - CORPORATE CAPITALIZATION
6.4.1 The maximum number of shares that this Corporation is authorized to have outstanding at any time is TEN THOUSAND (10,000) shares of common stock, each share having the par value of ONE CENT ($.01).

6.4.2 All holders of shares of common stock shall be identical with each other in every respect and the

holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share on all matters on which Shareholders have the right to vote.

6.4.3 All holders of shares of common stock, upon the dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.

6.4.4 No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable in connection with such issuance.

6.4.5 The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

6.4.6 The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or term or conditions of redemption of the stock.

ARTICLE 7 - SHAREHOLDERS' RESTRICTIVE AGREEMENT

All of the shares of stock of this Corporation may be subject to a Shareholders' Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders' Restrictive Agreement, if any, is on file at the principal office of the Corporation.

ARTICLE 8 - POWERS OF CORPORATION

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.

ARTICLE 9 - TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE 10 - REGISTERED OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 11 BYLAWS

The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE 12 - EFFECTIVE DATE

These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Georgia.

ARTICLE 13 - AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by

the provisions of any applicable statute of the State of Georgia, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on the date set forth below.

Signature(s):	**Date:**
Incorporator, Elsie Sanchez	October 19, 2012

Last Insertion: 11/20/12 Ad #: 1981483 Customer #: 753435

BROWN, JEFFERY A.
SUITE 284
2778 CUMBERLAND BLVD
SMYRNA, GA 30080

PUBLISHER'S AFFIDAVIT

STATE OF GEORGIA
COUNTY OF FULTON
Re: 1981483

Before me, the undersigned, a Notary Public, this day personally came Patrice Grant who, being duly sworn, according to law, says she is an agent of ALM Media, LLC., publishers of the Daily Report, the official newspaper published in Atlanta, Ga, in said county and state, and that the publication, of which the annexed is a true copy, was published in said newspaper as provided by law on the following dates:

11/13/2012, 11/20/2012

patrice grant

Patrice Grant (Agent)

K. Mosley

K MOSLEY
NOTARY
PUBLIC
DEKALB COUNTY, GEORGIA

Kaweemah Mosley (Notary Public)

Subscribed and sworn to before me this 20th of November, 2012.

Last Insertion: 11/20/12 Ad #: 1981483 Account #: 753435

NOTICE OF INTENT TO INCORPORATE Notice is given that Articles of Incorporation, which will incorporate **SigmaBroadband Co.,** have been delivered to the Secretary of State for filing in acardordance with the Georgia Business Corporation Code. The initial registered office of the corporation will be located at 2778 Cumberland Blvd, Suite 284, Smyrna, GA 30080-3048, and its initial registered agent at such address is Jeffery A. Brown.
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